EXHIBIT 4(rr)

            Loan Note between CRIIMI MAE Management, Inc. and
                             Signet Bank/Virginia







                                   LOAN  NOTE


     FOR VALUE RECEIVED, CRIIMI MAE MANAGEMENT, INC., a Maryland corporation (the "Borrower"), promises to pay to the order of SIGNET BANK/VIRGINIA (the "Bank"), the principal sum of NINE MILLION ONE HUNDRED THOUSAND DOLLARS ($9,100,000) in lawful money of the United States in Federal or other immediately available funds at the office of Signet Bank/Virginia, at 7799 Leesburg Pike, Suite 500, Falls Church, VA 22043, Attention: Mr. Barry E. Cooper, Vice President, or such other office as the Bank may designate in writing to the Borrower.

     The Borrower promises to pay interest on the unpaid principal balance hereof from the date hereof until paid in full pursuant to the Credit Agreement referred to below. The Borrower promises to pay the aggregate outstanding principal amount of the Loan together with interest thereon, on the dates, in the amounts and at the rate or rates provided in the Credit Agreement, but in no event later than the last Domestic Borrowers Day in December 1998.

     This Note is the Note referred to in the Credit Agreement dated as of 11:59 p.m., June 30, 1995, between the Borrower and the Bank (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"). This Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein. Reference is hereby made to the Credit Agreement for a statement of such benefits. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

     Optional prepayments may be made on the Loan evidenced hereby and this Note (and the Loan evidenced hereby) may be declared due prior to the express maturity thereof, all in the events, on the terms and in the manner provided for in the Credit Agreement.

                                   CRIIMI MAE MANAGEMENT, INC.


                                   By:  /s/ Cynthia O. Azzara
                                        ----------------------------
                                          Cynthia O. Azzara
                                          Senior Vice President/
                                          Chief Financial Officer
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